Exhibit 10.15
WINNEBAGO INDUSTRIES, INC.
2019 OMNIBUS INCENTIVE PLAN
Non-Qualified Stock Option Agreement
Winnebago Industries, Inc. (the “Company”), pursuant to its 2019 Omnibus Incentive Plan (the “Plan”), hereby grants a stock option award (the “Option”) to you, the Participant named below. The terms and conditions of this Option Award are set forth in this Agreement (the “Agreement”), consisting of this cover page, the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: _______________________
No. of Shares Covered: _______	Grant Date: October 15, 2024
Exercise Price Per Share: $ ______	Expiration Date: October 15, 2034
Vesting and Exercise Schedule:
Dates October 15, 2025 October 15, 2026 October 15, 2027	Portion of Shares as to Which Option Becomes Vested and Exercisable 33 1/3% 33 1/3% 33 1/3%

By logging into and accepting this Agreement through your account with E*TRADE, you acknowledge and agree (A) to be bound by all of the terms and conditions of this Agreement and in the Plan document and (B) that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

WINNEBAGO INDUSTRIES, INC.
2019 OMNIBUS INCENTIVE PLAN
Non-Qualified Stock Option Agreement
Terms and Conditions

1.    DEFINITIONS. For purposes of this Agreement, the definitions of terms contained in the Plan hereby are incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.
“Good Reason” shall have the meaning set forth in your change in control agreement, if applicable.
2.    VESTING AND EXERCISABILITY OF OPTION.

(a)    Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option. This Option shall not be exercisable under any circumstances after the expiration of ten (10) years from the date this Option is granted.
(b)    Accelerated Vesting.
i.    If a Change in Control occurs prior to the final scheduled vesting date specified in the Vesting and Exercise Schedule on the cover page to this Agreement and your Service continues to the date of the Change in Control, the provisions of Section 12 of the Plan shall apply, including those providing for benefits upon termination of Service for Good Reason.
ii.    If your Service terminates prior to the final scheduled vesting date specified in the Vesting and Exercise Schedule on the cover page to this Agreement due to your death or Disability, then any unvested portion of the Option subject to this Agreement shall vest as of such termination date.
iii.    If, due to Retirement, your Service terminates at least twelve (12) months after the Grant Date and prior to the final scheduled vesting date specified in the Vesting and Exercise Schedule on the cover page to this Agreement, then any unvested portion of the Option subject to this Agreement shall vest as of such termination date. For this purpose, (i) Retirement means any termination of employment (other than by the Company for Cause or due to death or Disability) at or after age sixty-five (65) or at or after age fifty-five (55) with ten (10) or more years of continuous Service to the Company and its Affiliates, with Service measured from your most recent date of hire and (ii) any period of service to an entity prior to such entity becoming an Affiliate will not count towards your Service measurement.
Notwithstanding the vesting and exercise of any part of this Option, this Option and any Share issued pursuant to an exercise of this Option shall remain subject to the provisions of Section 16(i) of the Plan.
3.    EXPIRATION. This Option, including the vested and exercisable portions hereof, will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:
(a)The ten (10) year anniversary of the date this option is granted;
(b)Upon your termination of Service for Cause;
(c)Upon the one year anniversary of the date of your termination of Service due to death or Disability or a Retirement;
(d)Upon the three month anniversary of the date of your termination of Service due to any reason other than Cause, Retirement, death or Disability; or
(e)    The date (if any) fixed for termination or cancellation of this Option pursuant to Section 12 of the Plan.
4.    METHOD OF EXERCISING THE OPTION.

    (a)    Minimum Shares. This Option may be exercised in whole or in part, but not for less than 100 shares at any one time, unless fewer than 100 Shares are then purchasable under the Option and the Option is then being exercised as to all such Shares.

    (b)    Written Notice. The vested and exercisable portion of this Option may be exercised by giving written notice to the Company, addressed to the attention of the Secretary of the Company. Such notice shall be in such form as may be approved by the Company and shall state, among other things, the number of shares of Common Stock to be purchased, and must be signed or otherwise authenticated by the person entitled to exercise the Option and, if being exercised by any person other you, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person to exercise the Option. After the person exercising this Option has obtained approval from the Secretary of the Company to exercise some or all of the Option, he or she is required to deliver an electronic notice of exercise to the third-party stock plan administrator retained by the Company (which electronic notice will be in such form as may be approved by the Company, including (but not limited to) the following information: the number of shares of Common Stock to be purchased, the person(s) in whose name the stock certificate for the Shares is to be registered together with other identifying information relating to such holder, and the manner in which the exercise price will be paid). The electronic notice must be authenticated by the person exercising this Option.

    (c)    Payment of Exercise Price. The Exercise Price plus any applicable withholding or other compensation taxes, commissions and fees payable upon exercise of all or any portion of the Shares subject to this Option shall be payable to the Company in full through one or a combination of the following methods or other methods that may be approved by the Committee in writing from time to time:
i.“Cash Transfer” from your stock brokerage account at least 2 days prior to settlement, you shall submit payment of the aggregate amount of the Exercise

Price as well as all applicable withholding or other compensation taxes, commissions and fees to your brokerage account to cover costs; and/or
ii.“Share Withholding” whereby you authorize the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price and the amount of any compensation taxes, commissions and fees due relating to such exercise.
In the event you do not elect a payment method, the “Share Withholding” method shall apply automatically.
    (d)    Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. Withholding taxes shall be payable by you in accordance with the election(s) you make pursuant to Section 4(c) above. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

(a)Delivery of Shares. As promptly as practicable after receipt of such written notice, required representations, and payment, the Company shall cause to be issued and delivered to you or the person permitted to exercise this Option under the Plan cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) delivery of the Shares so purchased, which shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 4(d) above and compliance with all applicable legal requirements as provided in Section 16 of the Plan.

5.    TRANSFERABILITY OF OPTION. This Option may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In the event of your death, the Company shall deliver this Option and/or amounts payable to your designated beneficiary, or if no beneficiary is named, to the executor or administrator of your estate. This Option shall not be subject to any levy, attachment execution or similar process. In the event of any transfer or levy of process upon the rights or interests hereby conferred, the Company may terminate this Option by written notice to you and it shall thereupon become null and void. This Agreement shall be binding upon your beneficiaries and legal representatives, as applicable.

6.    NO STOCKHOLDER RIGHTS BEFORE EXERCISE. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to you or your permitted transferee’s designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before the related stock certificate has been issued, electronic delivery of the Shares has been made to you or your permitted transferee’s designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

7.    NOTICE. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Senior Vice President, General Counsel and Secretary, at its office at 13200 Pioneer Trail, Suite 150, Eden Prairie, MN 55347, slbogart@winnebagoind.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

8.    ADDITIONAL PROVISIONS.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
(c)    Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Iowa, without giving effect to the choice of law principles thereof.
(d)    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.
(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
(f)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option by electronic means and request you acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.